EXHIBIT 4.02

Certain portions of this exhibit (indicated by “[***]) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
This exhibit is an English Translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

Securities Issue Registration Number

4B02-02-00430-R-001P

Moscow Stock Exchange PSJC
(registering entity name)

SECURITIES PLACEMENT TERMS AND CONDITIONS

Freedom Finance Investment Company

Limited Liability Company
(issuer full name)

exchange-traded, non-documentary, interest-bearing, non-convertible, collective safe custody bonds of P01-02 series, with a par value of 1,000 (one thousand) US dollars each, with a maturity of 1,820 (one thousand eight hundred and twentieth) days from start date for the placement of exchange-traded bonds, placed by public subscription under the Exchange-Traded Bonds Program of the P01 series with identification number: 4-00430-R-001P-02E dated October 16, 2019

Issuer's place of location (in accordance with its charter): Moscow, Russian Federation

Freedom Finance IC LLC
General Director
Acting Ex Officio

V.A. Pochekuev

The following terms will be used hereinafter:
Issuer means Freedom Finance Investment Company Limited Liability Company, Freedom Finance IC LLC.
Program means Exchange-Traded Bonds Program of the P01 series with identification number: 4-00430-R-001P-02E dated October 16, 2019.
Resolution to issue the exchange-traded bonds means a resolution to issue the securities vesting the totality of property and non-property rights in relation to this issue of the exchange-traded bonds placed under the Program.
Issue (Issue of exchange-traded bonds) means this issue of the exchange-traded bonds placed under the Program, issue registration number: 4B02-02-00430-R-001P dated November 01, 2021.
Exchange-traded bonds terms of placement mean this document containing the terms and conditions of the exchange-traded bonds placement.
Exchange-traded bond (s) means exchange-traded bond (s) placed within the framework of this issue of the exchange-traded bonds in accordance with the Program, the Resolution to issue the exchange-traded bonds and the Exchange-traded bonds terms of placement.
News Feed means an information resource updated in real time and provided by an information agency accredited by the Bank of Russia to perform disclose of information about securities and other financial instruments.
Web Page means a page on the Internet provided to the Issuer by one of the accredited agencies at: http://www.e-disclosure.ru/portal/company.aspx?id=37687.
Business Day means a day on which the Exchange performs trading on the stock market.
Other terms used herein have the meanings defined in the Program and the Resolution to issue the exchange-traded bonds (hereinafter referred to as the Issue Documents).

1.Type, category, identification features of securities
Type of securities: exchange-traded bonds.
Other identification features of the securities to be placed: exchange-traded, non-documentary, interest-bearing, non-convertible, collective safe custody bonds of P01-02 series.

2.Number of securities to be placed
34,000 (Thirty-four thousand) pieces

3.Securities Placement Period
Exchange-traded bonds placement commencement date: November 12, 2021
Exchange-traded bonds placement end date or procedure for its determination:
The end date of placement of the Exchange-traded bonds is the earliest of the following dates:
a) the 30th (thirtieth) business day from the date of commencement of placement of the Exchange-traded bonds;
b) date of placement of the last Exchange-traded bond of the Issue.

The Issue of the Exchange-traded bonds is not supposed to be placed in tranches.

4.Procedure for acquiring securities during its placement
4.1.Method of the securities placement: public subscription
4.2.Procedure for the securities placement
4.2.1.procedure and conditions for execution of agreements aimed at alienating securities to the first owners during its placement (the form and method of execution agreements, the place and date of execution are indicated, and if the agreements are executed by filing and acceptance of orders, the procedure and method for filing (sending) the orders, the requirements to the content of the orders and the period for its consideration, the method and period for sending notifications (messages) on acceptance (refusal) of orders are indicated:
The Exchange-traded bonds are placed by execution of purchase and sale transactions at the placement price of the Exchange-traded bonds stipulated in clause 4.3 hereof (hereinafter referred to as the Placement Price).
The transactions of Exchange-traded bonds placement are executed in the Moscow Exchange MICEX-RTS Public Joint Stock Company (hereinafter also referred to as the Exchange, Trade Organizer, or Moscow Exchange PJSC) by acceptance of targeted orders for the purchase of the Exchange-traded bonds submitted using the Trade Organizer's trading system (hereinafter referred to as the Trading System) in accordance with the Stock Market, Deposit Market and Lending Market Trading Rules of the Moscow Exchange MICEX-RTS Public Joint Stock Company (hereinafter referred to as the Trading Rules).
The targeted orders for purchase of the Exchange-traded bonds and counter orders for sale of the Exchange-traded bonds are submitted using the Trading System in electronic form, while the simple written form of the agreement is considered to be complied with. The moment of execution of the Exchange-traded bonds placement transaction is considered to be the moment of its registration in the Trading System.
Separate written notices (messages) on the acceptance (refusal) of the orders are not sent to the Trading Members.
If the potential buyer is not a participant in the Exchange trading (hereinafter referred to as the Trading Participant), such person should enter in an appropriate agreement with any Trading Participant and instruct such Trading Participant to purchase the Exchange-traded bonds. The potential buyer of the Exchange-traded bonds, being a Trading Member, acts independently.
In order to execute the sale and purchase transaction with the Exchange-traded bonds during its placement, the potential buyer should in advance (before the Exchange-traded bonds placement commencement date) open an appropriate securities account with the National Settlement Depository Joint-Stock Company (hereinafter referred to as NSD), which performs the collective safe custody of Exchange-traded bonds, or in another depository. Procedure and terms for opening the securities accounts are determined by regulations of the respective depositories.
Agreements executed during the placement of the Exchange-traded bonds are amended and (or) terminated on the grounds and in the manner prescribed by Chapter 29 of the Civil Code of the Russian Federation.
Trades are conducted in accordance with the Trading Rules duly registered and valid as of the date of the trades.

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Exchange-traded bonds are placed by collecting targeted orders from the buyers for purchase of the Exchange-traded bonds at a fixed price and coupon rate for the first coupon period predetermined by the Issuer (Exchange-traded bonds placement by Book-Building).
The Exchange-traded bonds placement by Book-Building provides for a public offering to make offers on the acquisition of the Exchange-traded bonds being placed. Targeted orders from the Trading Members are the offers of the Trading Members for the purchase of the Exchange-traded bonds being placed.
The answer on accepting the offers for the acquisition of the Exchange-traded bonds being placed is sent to the Trading Members determined at the discretion of the Issuer from among the Trading Members, who made such offers, by placing the counter orders. At the same time, the Trading Member agrees that its order may be rejected, accepted in whole or in part.
On the Exchange-traded bonds placement commencement date, the Trading Members submit targeted orders for purchase of the Exchange-traded bonds using the Trading System both at their own expense and at the expense and on behalf of potential buyers during the period for submitting the orders for purchase of the Exchange-traded bonds at a fixed price and coupon rate for the first coupon period.
The minimum amount of the order for purchase of the Exchange-traded bonds, which can be submitted at trading by the Trading Member acting at its own expense or at the expense and on behalf of a potential purchaser of the Exchange-traded bonds, must be at least 1,400,000 (One million four hundred thousand) rubles in US dollars at the Bank of Russia exchange rate as of the date of transaction, and the number of purchased Exchange-traded bonds designated in the order for purchase of the Exchange-traded bonds can only be an integer.
The minimum amount for which the Issuer may accept the submitted order of the Trading Member must be at least 1,400,000 (One million four hundred thousand) rubles in US dollars at the Bank of Russia exchange rate as of the date of transaction, and the number of Exchange-traded bonds purchased can only be an integer.
Every day during the placement period, the Issuer calculates the minimum amount of the order for purchase of the Exchange-traded bonds based on the US dollar exchange rate set by the Bank of Russia for the next day, and sends such information to the Exchange.
If the Exchange does not have information on the minimum volume of order for purchase of the Exchange-traded bonds, the Exchange may use the information provided on the previous day.
The time and procedure for submitting targeted orders during the period for submitting orders at a fixed price and coupon rate for the first coupon period is established by the Exchange in agreement with the Issuer.
At the end of the period for submitting orders for purchase of the Exchange-traded bonds at a fixed price and coupon rate for the first coupon period, the Exchange compiles a consolidated register of orders and submits it to the Issuer.
The consolidated register of orders contains all the significant terms of each order: the purchase price, the number of securities, the date and time of receipt of the order, the number of order, as well as other details in accordance with the Trading Rules.
Based on the analysis of the consolidated register of orders, the Issuer determines the purchasers to whom it intends to sell the Exchange-traded bonds, as well as the number of Exchange-traded bonds that it intends to sell to such buyers.
The Issuer enters into transactions with buyers to whom it wishes to sell the Exchange-traded bonds by placing counter targeted orders in accordance with the Trading Rules designating the number of securities that the Issuer intends to sell to such buyer.
After satisfying the orders submitted during the orders submission period, and in case of incomplete placement of the Exchange-traded Bonds Issue based on its results, the Trading Members acting both at their own expense and at the expense and on behalf of potential buyers may, during the placement period, submit targeted orders for purchase of the Exchange-traded bonds at the Placement Price to the Issuer.
The Issuer considers such orders and determines the buyers to whom it intends to sell the Exchange-traded bonds, as well as the number of the Exchange-traded bonds it intends to sell to such buyers.
The Issuer enters into transactions with buyers to whom it wishes to sell the Exchange-traded bonds by placing counter targeted orders in accordance with the Trading Rules designating the number of securities that the Issuer intends to sell to such buyers. The Exchange-traded bonds purchase orders are sent by Trading Members to the Issuer.
The purchase order must contain the following significant terms:
–purchase price;
–number of Exchange-traded bonds;
–a settlement code used when entering into the transaction with securities to be included in the clearing pool of a clearing entity on the terms of multilateral or simple clearing, and which determines that the collateral control procedure is carried out during the transaction, and the due date for the execution of the transaction with securities is the date of the transaction;
–other parameters in accordance with the Trading Rules.
The Placement Price of the Exchange-traded bonds (as a percentage of the par value of the Exchange-traded bonds with an accuracy of one hundredth of a percent) should be indicated as the purchase price.
The number of the Exchange-traded bonds that a potential buyer would like to purchase at the coupon rate for the first coupon period determined prior to the date of placement should be indicated as the number of the Exchange-traded bonds.
At the same time, the funds should be reserved on the trading accounts of the Trading Members with NSD in an amount sufficient to fully pay for the Exchange-traded bonds specified in the orders for purchase of the Exchange-traded bonds, taking into account all necessary commission fees.
The orders that do not meet the above requirements are not accepted.
The Issuer's Exchange-traded bonds cannot be purchased at the expense of the Issuer during the placement.

4.2.2.Possibility of the pre-emptive right to purchase the placed securities, including the possibility of exercising the pre-emptive right to purchase the securities stipulated in Articles 40 and 41 of the Joint-Stock Companies Federal Law, shall be indicated:

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Possibility of pre-emptive purchase of the Exchange-traded bonds to be placed, including the possibility of exercising the pre-emptive right to purchase the securities stipulated in Articles 40 and 41 of the Joint-Stock Companies Federal Law No. 208-FZ dated December 26, 1995, is not established.

4.2.3.The person to whom the Issuer issues (sends) an instruction (order) being the basis for making credit entries on personal accounts (custodian accounts) of the first owners and (or) nominal holders, the term and other terms and conditions for sending an instruction (order) shall be indicated.
Credit entries on personal accounts (custodian accounts) of the first owners and (or) nominal holders of the Exchange-traded bonds are made by:
Full corporate name: National Settlement Depository Non-Banking Credit Organization Joint-Stock Company
Abbreviated name: NSD NBCO JSC
Location: Moscow, Russian Federation
Postal address: Spartakovskaya str., 12, 105066, Moscow
TIN: 7702165310
The term and other conditions for safe custody of Exchange-traded bonds being subject to the collective safe custody are regulated by Securities Market Federal Law No. 39-FZ dated April 22, 1996, as well as other regulations of the Russian Federation and internal documents of the depository.

4.2.4.If a joint-stock company places shares, securities convertible into shares, and issuer options by private subscription only among all shareholders and providing such shareholders with the opportunity to purchase a whole number of placed securities proportional to the number of shares of the corresponding category (type) they own, the following shall be indicated: not applicable.

4.2.5.If securities are placed by subscription through trading, the full corporate name (for business entities) or the name (for non-profit organizations) of the person organizing the trading, its location and Primary State Registration Number shall be indicated.
Full corporate name: Moscow Exchange MICEX-RTS Public Joint Stock Company
Location: Moscow, Russian Federation
PSRN: 1027739387411

4.2.6.If the issuer and (or) its authorized person intends to enter into the preliminary agreements containing the obligation to execute in the future the main agreement aimed at alienating the placed securities to the first owner, or to collect preliminary orders for purchase of the placed securities, the procedure for entering into such preliminary agreements or the procedure for filing and collecting such preliminary orders shall be indicated.
The entering into preliminary agreements containing the obligation to execute in the future the main agreement aimed at the alienating the placed Exchange-traded bonds to the first owner, or the collection of preliminary orders for purchase of the placed Exchange-traded bonds is not provided for.

4.2.7.If the issuer places the securities involving brokers, who provide the issuer with the placement services and (or) arrange the securities placement (including consulting services, as well as services related to the acquisition of the securities to be placed by the broker at its own expense), the following information shall be indicated for each such person:
The Issuer is a professional participant in the securities market. The placement of the Exchange-traded bonds is carried out by the Issuer independently without involvement of brokers providing the Issuer with placement services and (or) arrange the Exchange-traded bonds placement.

4.2.8.If the placement of securities is supposed to be carried out outside the Russian Federation, including through the placement of relevant foreign securities, such circumstance shall be indicated:
Placement of Exchange-traded bonds is not supposed to be carried out outside the Russian Federation.

4.2.9.If, in accordance with the Federal Law “On the procedure for making foreign investments in business entities of strategic importance for ensuring the country's defense and state security”, the issuer is a business entity of strategic importance for ensuring the country's defense and state security, such circumstance should be indicated, and also, the grounds for recognizing the issuer as such business entity should be given:
The Issuer is not a business entity of strategic importance for the country's defense and state security.

If the entering into agreements aimed at the alienation of securities of the Issuer that is a business entity of strategic importance for ensuring the country's defense and state security to the first owners during placement may require a obtaining a prior approval of such agreements in accordance with the Federal Law “On the procedure for making foreign investments in business entities of strategic importance for ensuring the country's defense and state security”, such circumstance should be indicated: such prior approval is not required.

4.2.10.If the acquisition of shares in a banking institution or non-banking financial institution requires the prior (subsequent) consent of the Bank of Russia, it is specified that the purchaser of shares should submit documents confirming receipt of the prior (subsequent) consent of the Bank of Russia for such acquisition to the banking institution or non-banking financial institution-issuer: not applicable.

The obligation of the purchaser of securities to submit documents to a banking institution or non-banking financial institution-the issuer for the assessment of its financial sanding (if such assessment is necessary) should be indicated: not applicable.

4.2.11.In case of placement of securities among investors who are participants in the investment platform, the name (individual designation) of the investment platform used for the placement of securities, as well as the full company name, Primary State Registration Number and location of such investment platform operator should be indicated.
The Exchange-traded bonds are not placed among investors who are participants of the investment platform.

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4.3.Price (s) or procedure for determining the placement price of securities
The Exchange-traded bonds placement price is set equal to 1,000 (One thousand) US dollars per one Exchange-traded bond, which corresponds to 100% (One hundred percent) of the par value of the Exchange-traded bond.
Starting from the 2nd (Second) day of placement of the Exchange-traded bonds, the buyer, when making a transaction for purchase and sale of the Exchange-traded bonds, also pays the accumulated coupon yield (hereinafter referred to as ACY) on the Exchange-traded bonds, calculated according to the following formula:
ACY = Ci * Nom * (T - T(i -1))/(365*100%),
where
i - serial number of the coupon period, i = 1,2,3...20;
ACY - accumulated coupon yield in US dollars;
Nom - par value of one Exchange-traded bond in US dollars;
Ci - interest rate of the i-th coupon in percent per annum;
T(i-1) - i-th coupon period start date (for the first coupon period, T(i-1) is the Exchange-traded bonds placement commencement date);
T - date of calculation of the accumulated coupon yield within the i-th coupon period.
ACY is calculated up to the second decimal place (the second decimal place is rounded according to the rules of mathematical rounding: if the third decimal place is greater than or equal to 5, the second decimal place is increased by one, if the third decimal place is less than 5, the second decimal place does not change).

If the pre-emptive right to acquire the securities is vested during the placement of securities, the price or the procedure for determining the placement price of securities to persons having such pre-emptive right is additionally indicated.
The pre-emptive right to acquire securities is not vested.

4.4.Procedure for exercising the pre-emptive right to acquire the securities being placed:
Not applicable.

4.5.Conditions, procedure and term of payment for securities
4.5.1.Method of payment for the securities to be placed (in cash; in cash, including the possibility of paying for the securities to be placed by offsetting monetary claims; in kind).
Exchange-traded bonds are paid in cash by bank transfer in US dollars in accordance with the clearing rules of the Clearing Institution.
The amount of funds to be paid for the Exchange-traded bonds by each of the potential purchasers should be at least 1,400,000 (One million four hundred thousand) rubles in US dollars at the Bank of Russia exchange rate as of the date of the transaction, while the number of purchased Exchange-traded bonds can only be an integer.

4.5.2.In case of payment for the placed securities in cash, the form of payment (cash or bank transfer), the full corporate name of banking institutions, its location, bank details of the issuer's accounts to which the funds for securities should be transferred, the full or abbreviated name of funds receiver and its taxpayer identification number, addresses of payment points (in the case of cash payment for securities) should be indicated.
Form of payment: bank transfer

Details of the account to which the funds should be transferred as payment for the securities:

Full corporate name: Freedom Finance Investment Company Limited Liability Company
Abbreviated company name: Freedom Finance IC LLC
Location: Moscow, Russian Federation
TIN: 7705934210
PSRN: 1107746963785
Trading bank account number of NCC NPO (JSC) with NSD NBCO JSC: [***]
Number of the personal account for accounting of funds (Freedom Finance Investment Company Limited Liability Company), opened in the accounting of NCC NPO (JSC) on the clearing account: [***]

Credit organization:
Full corporate name: National Settlement Depository Non-Banking Credit Organization Joint-Stock Company
Abbreviated corporate name: NSD NBCO JSC
Location: Moscow, Russian Federation
TIN: 7702165310
BIC: 044525505
Account of NSD NBCO JSC with the intermediary bank: [***]
Intermediary bank: JPMORGAN CHASE BANK, New York, USA
Intermediary bank SWIFT code: СHASUS33
Correspondent bank: NATIONAL SETTLEMENT DEPOSITORY (HEAD OFFICE)
Correspondent bank SWIFT code: MICURUMM

Payment for securities in kind is not provided.

4.5.3.In the case of payment for securities in kind, the property that can be used to pay for the securities of the issue, the terms of payment, including documents drawn up for such payment (property acceptance and transfer certificate, instruction to the registrar or depository that records the rights to securities, which are used to pay for the placed securities,

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etc.), documents that confirm such payment (extracts from state registers, etc.), as well as information about the person (s) involved in valuation the market value of such property should be indicated: not applicable.

4.5.4.In case of payment for excess shares placed through a private subscription by offsetting monetary claims against the joint-stock company-the issuer, the procedure for sending an offset-note to the issuer (entering into agreement with the issuer) should be indicated: not applicable.

4.5.5.The term of payment for the placed securities.
The Exchange-traded bonds are paid during its placement at the Exchange trades.
The possibility of installment payment for the Exchange-traded bonds is not provided.
Cash settlements under the Exchange-traded bonds purchase and sale transactions during its placement are carried out on the terms of “delivery versus payment” through NSD in accordance with the Clearing Rules of the Clearing Organization in the Securities Market.

5.Procedure for disclosure the securities issue (additional issue) information by the issuer
If the securities of an issue (additional issue) are placed by public subscription and (or) the registration of the issue (additional issue) of securities is accompanied by the registration of a prospectus, it is necessary to indicate that the issuer discloses information about this issue (additional issue) of securities in the manner prescribed by the Securities Market Federal Law.
The Issuer discloses information about this Issue in accordance with the procedure stipulated by Securities Market Federal Law No. 39-FZ of April 22, 1996 and the Issue Documents.

At the discretion of the issuer, the procedure for disclosing information about this issue of securities, used by the issuer in addition to the procedure for disclosing information stipulated by the Bank of Russia regulations, should be indicated:
Since the registration of the Issue of the exchange-traded bonds is not accompanied by the registration of the prospectus, the Issuer assumes the obligation to disclose information in accordance with the Information Disclosure Rules stipulated by the Moscow Exchange PJSC Listing Rules, if the securities in respect of which no registration (no presentation) of the prospectus, are admitted to trade.

If information about issue (additional issue) is disclosed by publication in a periodical printed publication (s), the name of such publication (s) should be indicated: not applicable.

If information is disclosed by posting on web page, the address of such page should be indicated: http://www.e-disclosure.ru/portal/company.aspx?id=37687

If the issuer is obliged to disclose information in the form of the issuer's report and statements of material facts, such circumstance should be indicated.
As of the date of signing hereof, the Issuer has no obligation to disclose information in the form of an issuer's report and statements of material facts.

6.Information about document containing the actual results of the securities placement, which is submitted after the completion of the securities placement
In accordance with the Securities Market Federal Law No. 39-FZ dated April 22, 1996, the depository responsible for the collective safe custody of the Exchange-traded bonds submits a notification of the securities issue results to the Bank of Russia.

7.Other information
No.

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